Exhibit 99.1

Limestone Bancorp Reports Net Income of $4.9 million, or $0.64 per Diluted Share, for the 4th Quarter of 2022 and $18.3 million, or $2.40 per Diluted Share, for the Year Ended December 31, 2022

Declares Quarterly Dividend of $0.05 per Common Share

LOUISVILLE, Ky.--(BUSINESS WIRE)--January 18, 2023--Limestone Bancorp, Inc. (NASDAQ: LMST) (the “Company”), parent company of Limestone Bank, Inc. (the “Bank”), today reported unaudited results for the fourth quarter of 2022. Net income available to common shareholders for the fourth quarter of 2022 was $4.9 million, or $0.64 per basic and diluted common share, compared with $3.4 million, or $0.45 per basic and diluted common share, for the fourth quarter of 2021. Net income for the year ended December 31, 2022, was $18.3 million, or $2.40 per basic and diluted common share, compared with net income of $14.9 million, or $1.96 per basic and diluted common share, for the year ended December 31, 2021. The fourth quarter and year ended 2022 included $691,000 of merger expenses related to the Company’s pending merger transaction with Peoples Bancorp, Inc. and its subsidiary, Peoples Bank, or $0.07 per basic and diluted common share.

John T. Taylor, Chief Executive Officer, noted, “Over the past year, the Limestone team delivered solid results for shareholders and continued to execute for our customers while managing risk in an inflationary environment. The team achieved 11% loan growth, 17% pretax, pre-provision income1 growth, and a 14% return on average equity. Asset quality remains strong and net interest margin expanded 14 basis points year over year, which is directionally consistent with the Federal Reserve’s tightening actions and our approach to interest rate risk management. Additionally, our team continues to work diligently with the Peoples Bank team to plan and prepare for the completion of our pending merger after required regulatory and shareholder approvals are received.”

Also today, the Board of Directors declared a quarterly cash dividend of $0.05 per common share. The dividend will be paid on February 21, 2023, to shareholders of record as of February 6, 2023.

Net Interest Income and Average Earning Assets – Net interest income increased to $13.4 million for the fourth quarter of 2022, compared to $12.9 million for the third quarter of 2022, and $11.0 million for the fourth quarter of 2021. Net interest margin increased to 3.82% for the fourth quarter of 2022, compared with 3.73% for the third quarter of 2022, and 3.32% for the fourth quarter of 2021.

The yield on earning assets increased to 4.89% in the fourth quarter of 2022, compared to 4.37% in the third quarter of 2022, and 3.71% in the fourth quarter of 2021. Quarter over quarter, average loans increased $13.6 million to $1.11 billion. Compared to the prior year fourth quarter, average loans increased $154.6 million, average investment securities decreased $11.1 million, and average lower yielding fed funds sold decreased $70.4 million.

The Federal Reserve increased the fed funds target by 425 basis points over its last seven meetings of 2022. Conversely, the Bank’s fed funds sold, floating rate investment securities, loans with variable rate pricing features, and new loan originations benefitted from the upward movement in short-term rates during 2022. The cost of interest-bearing liabilities were also impacted, although to a lesser extent.

Loan fee income can meaningfully impact net interest income, loan yields, and net interest margin. The amount of loan fee income included in total interest income was $245,000, $279,000, and $967,000 for the quarters ended December 31, 2022, September 30, 2022, and December 31, 2021, respectively. This represents seven basis points, eight basis points, and 29 basis points of yield on earning assets and net interest margin for the quarters ended December 31, 2022, September 30, 2022, and December 31, 2021, respectively. Loan fee income for the fourth and third quarters of 2022 did not include any fees earned on Paycheck Protection Program (PPP) loans, compared to $261,000 in the fourth quarter of 2021, which represented eight basis points of earning asset yield and net interest margin for the fourth quarter of 2021.

The following table reconciles the as reported yield on earning assets to the yield on earning assets excluding PPP fees, a non-GAAP financial measure:

	Three Months Ended
	12/31/22	9/30/22	6/30/22	3/31/22	12/31/21
	(in thousands)

Yield on Earning Assets, as reported	4.89%	4.37%	3.95%	3.82%	3.71%
Less Impact of PPP Fees	—	—	—	0.02	0.08
Yield on Earning Asset excluding PPP Fees	4.89%	4.37%	3.95%	3.80%	3.63%

The cost of interest-bearing liabilities was 1.44% for the fourth quarter of 2022, compared to 0.85% in the third quarter of 2022, and 0.53% in the fourth quarter of 2021. The movement in short-term rates impacted the cost of interest-bearing liabilities.

Net interest income increased to $49.1 million for the year ended December 31, 2022, compared with $44.2 million for the year ended December 31, 2021. Net interest margin increased to 3.62% in the year ended December 31, 2022, compared with 3.48% for the year ended December 31, 2021.

The yield on earning assets increased to 4.27% for the year ended December 31, 2022, compared to 3.92% for the year ended December 31, 2021. During the year ended December 31, 2022, average loans increased $113.8 million to $1.07 billion and average investment securities increased $20.2 million, while average lower yielding fed funds sold decreased $51.7 million compared to the year ended December 31, 2021. Average PPP loans were $294,000 and $15.5 million for the year ended December 31, 2022 and 2021, respectively. The amount of loan fee income included in total interest income was $1.0 million and $4.3 million for the year ended December 31, 2022 and 2021, respectively. This represented eight basis points and 33 basis points of yield on earning assets and net interest margin for the year ended December 31, 2022 and 2021, respectively. Loan fee income included PPP fees of $45,000 and $2.8 million for the year ended December 31, 2022 and 2021, respectively, which represented approximately one basis point and 21 basis points of earning asset yield and net interest margin, respectively.

The cost of interest-bearing liabilities was 0.86% for 2022, compared to 0.59% for 2021. The cost of interest-bearing liabilities was negatively impacted by the increases in short-term interest rates.

Time deposits increased $16.4 million during the fourth quarter of 2022. Approximately $57.1 million of time deposits with an average rate of 0.79% matured and were redeemed or repriced during the fourth quarter of 2022. During the fourth quarter of 2022, newly originated or renewed time deposits had an average rate of 3.05% and an average term of approximately 9 months. As of December 31, 2022, time deposits comprised $290.2 million of the Company’s liabilities including $69.3 million with a current average rate of 0.98%, which reprice or mature in the first quarter of 2023. The following table denotes contractual time deposit maturities and average rates as of December 31, 2022:

Maturity Quarter	As of December 31, 2022 (in thousands)	Weighted Average Rate

Q1-2023	69,314	0.98
Q2-2023	108,956	2.89
Q3-2023	38,056	1.64
Q4-2023	16,690	1.20
Thereafter	57,145	0.72
Total time deposits	$290,161	1.74%

Provision and Allowance for Loan Losses – The allowance for loan losses to total loans was 1.17% at December 31, 2022, compared to 1.16% at September 30, 2022, and 1.15% at December 31, 2021.

Net loan recoveries were $1.4 million for 2022, compared to net loan charge-offs of $2.1 million for 2021. During the third quarter of 2022, the Bank received a payoff of $2.0 million on a nonaccrual commercial real estate loan resulting in a recovery of $1.5 million. A provision for loan losses of $130,000 and $80,000, or $0.01 and $0.01 per common share after taxes, was recorded in the fourth quarter and the year ended December 31, 2022, respectively, compared to a provision for loan losses of $500,000 and $1.2 million, or $0.05 and $0.11 per common share after taxes, in the fourth quarter and the year ended December 31, 2021. The loan loss provision for the fourth quarter of 2022 was primarily attributable to net charge-offs for the period. The loan loss provision for the year ended December 31, 2022, was primarily attributable to growth trends within the portfolio, offset by a significant recovery recognized during the third quarter and its impact on the historical loss percentages. The 2021 loan loss provisions were attributable to growth trends within the portfolio and net loan charge-offs impacting historical loss percentages during the period.

Non-interest Income and Expense – Non-interest income for the fourth quarter of 2022 increased $171,000 to $2.2 million, compared with $2.0 million for the fourth quarter of 2021. The increase was primarily related to an increase in service charges on deposit accounts of $98,000 and an increase in bank card interchange fees of $88,000, both of which were due to an increase in transaction volumes as compared to the prior period.

Non-interest expense increased $879,000, or 11.0%, to $8.9 million for the fourth quarter of 2022, compared with $8.0 million for the fourth quarter of 2021. The increase was primarily due to merger expenses of $691,000, or $0.07 per share, related to the pending merger with Peoples Bancorp, Inc. as announced on October 24, 2022. Salaries and benefits expense also increased $246,000 from the fourth quarter of 2021 as a result of the inflationary impact on salary administration, increased health care utilization costs, and increased performance-based incentive compensation.

Non-interest income for the year ended December 31, 2022, increased $438,000 to $8.9 million, compared with $8.4 million for the year ended December 31, 2021. The increase was primarily due to an increase in services charges on deposit accounts of $519,000 and an increase in bank card interchange fees of $162,000, both of which were due to an increase in transaction volumes. Bank owned life insurance income increased $180,000 for the year ended December 31, 2022, due to additional policies being purchased in March 2022. Non-interest income for the twelve months ended December 31, 2022, also included a $163,000 gain on sale of premises held for sale from the first quarter of 2022, while the year ended December 31, 2021, included a $191,000 gain on sale of OREO from the second quarter of 2021, as well as a $465,000 gain on the call of a corporate bond from the third quarter of 2021.

Non-interest expense increased $1.8 million, or 5.6%, to $33.8 million for the year ended December 31, 2022, compared with $32.0 million for the year ended December 31, 2021. The increase was primarily due to an increase of $889,000 in salaries and benefits as discussed above, merger expenses of $691,000 as discussed above, and a $396,000 increase in other non-interest expense primarily related to losses associated with demand deposit charge-offs and fraudulent check and debit card activity during the period. These increases from the prior year were offset by a decrease in communications expense of $262,000 for 2022 as a result of changes in information technology infrastructure during the period.

About Limestone Bancorp, Inc.

Limestone Bancorp, Inc. (NASDAQ: LMST) is a Louisville, Kentucky-based bank holding company which operates banking centers in 14 counties through its wholly-owned subsidiary Limestone Bank. The Bank’s markets include metropolitan Louisville in Jefferson County and the surrounding counties of Bullitt and Henry and extend south along the Interstate 65 corridor. The Bank serves south central, southern, and western Kentucky from banking centers in Barren, Butler, Daviess, Edmonson, Green, Hardin, Hart, Ohio, and Warren counties. The Bank also has banking centers in Lexington, Kentucky, the second largest city in the state, and Frankfort, Kentucky, the state capital. Limestone Bank is a traditional community bank with a wide range of personal and business banking products and services.

Forward-Looking Statements

Statements in this press release relating to Limestone Bancorp’s plans, objectives, expectations or future performance are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The words “believe,” “may,” “should,” “anticipate,” “estimate,” “expect,” “intend,” “objective,” “possible,” “seek,” “plan,” “strive” or similar words, or negatives of these words, identify forward-looking statements that involve risks and uncertainties. Although the Company's management believes the assumptions underlying the forward-looking statements contained herein are reasonable, any of these assumptions could be inaccurate. Therefore, there can be no assurance the forward-looking statements included herein will prove to be accurate. Factors that could cause actual results to differ from those discussed in forward-looking statements include, but are not limited to: the Company’s pending merger transaction with Peoples Bancorp, Inc., merger-related expenses and requirements during the pendency of the merger transaction and conditions that must be satisfied for the merger transaction to be completed, including the receipt of required regulatory and shareholder approvals; the impact and duration of the COVID-19 pandemic; economic conditions both generally and more specifically in the markets in which the Company and its subsidiaries operate; competition for the Company's customers from other providers of financial services; government legislation and regulation, which change from time to time and over which the Company has no control; changes in inflation and efforts to control it; changes in interest rates; material unforeseen changes in liquidity, results of operations, or financial condition of the Company's customers; and other risks detailed in the Company's filings with the Securities and Exchange Commission, all of which are difficult to predict and many of which are beyond the control of the Company. See Risk Factors outlined in the Company's Form 10-K for the year ended December 31, 2021 and Form 10-Q for the nine months ended September 30, 2022.

Additional Information

Unaudited supplemental financial information for the fourth quarter ending December 31, 2022, follows.

LIMESTONE BANCORP, INC. Unaudited Financial Information (in thousands, except share and per share data)

	Three	Three	Twelve	Twelve
	Months	Months	Months	Months
	Ended	Ended	Ended	Ended
	12/31/22	12/31/21	12/31/22	12/31/21

Income Statement Data
Interest income	$17,140	$12,314	$57,810	$49,915
Interest expense	3,768	1,307	8,732	5,693
Net interest income	13,372	11,007	49,078	44,222
Provision for loan losses	130	500	80	1,150
Net interest income after provision	13,242	10,507	48,998	43,072

Service charges on deposit accounts	703	605	2,775	2,256
Bank card interchange fees	1,127	1,039	4,278	4,116
Bank owned life insurance income	107	106	706	526
Gain on sale of OREO	—	—	—	191
Gain (loss) on sales and calls of securities, net	—	—	(3)	460
Gain on sale of premises held for sale	—	—	163	—
Other	218	234	958	890
Non-interest income	2,155	1,984	8,877	8,439

Salaries & employee benefits	4,847	4,601	19,021	18,132
Occupancy and equipment	983	978	4,201	4,041
Deposit account related expense	557	566	2,249	2,158
Data processing expense	400	379	1,591	1,512
Professional fees	155	251	818	952
Marketing expense	141	166	605	727
FDIC insurance	90	90	360	405
Deposit tax	99	105	396	375
Communications expense	126	161	419	681
Insurance expense	102	91	420	415
Postage and delivery	153	145	622	605
Merger expenses	691	—	691	—
Other	518	450	2,364	1,968
Non-interest expense	8,862	7,983	33,757	31,971

Income before income taxes	6,535	4,508	24,118	19,540
Income tax expense	1,621	1,063	5,776	4,631
Net income	$4,914	$3,445	$18,342	$14,909

Weighted average shares – Basic	7,638,855	7,597,256	7,631,243	7,593,176
Weighted average shares – Diluted	7,638,855	7,597,256	7,631,243	7,593,176

Basic earnings per common share	$0.64	$0.45	$2.40	$1.96
Diluted earnings per common share	$0.64	$0.45	$2.40	$1.96
Cash dividends declared per common share	$0.05	$0.00	$0.20	$0.00

Performance Ratios
Return on average assets	1.33%	0.97%	1.28%	1.09%
Return on average equity	15.05	10.51	14.17	12.03
Yield on average earning assets (tax equivalent)	4.89	3.71	4.27	3.92
Cost of interest-bearing liabilities	1.44	0.53	0.86	0.59
Net interest margin (tax equivalent)	3.82	3.32	3.62	3.48
Efficiency ratio[2]	52.62	61.45	57.05	61.25
Non-interest expense to average assets	2.41	2.25	2.35	2.34

LIMESTONE BANCORP, INC. Unaudited Financial Information (in thousands, except share and per share data)

	Three	Three	Three	Three	Three
	Months	Months	Months	Months	Months
	Ended	Ended	Ended	Ended	Ended
	12/31/22	9/30/22	6/30/22	3/31/22	12/31/21

Income Statement Data
Interest income	$17,140	$15,121	$13,122	$12,427	$12,314
Interest expense	3,768	2,209	1,442	1,313	1,307
Net interest income	13,372	12,912	11,680	11,114	11,007
Provision (negative provision) for loan losses	130	(1,250)	450	750	500
Net interest income after provision	13,242	14,162	11,230	10,364	10,507

Service charges on deposit accounts	703	748	690	634	605
Bank card interchange fees	1,127	1,061	1,087	1,003	1,039
Bank owned life insurance income	107	148	249	202	106
Gain (loss) on sales and calls of securities, net	—	—	(3)	—	—
Gain on sale of premises held for sale	—	—	—	163	—
Other	218	271	233	236	234
Non-interest income	2,155	2,228	2,256	2,238	1,984

Salaries & employee benefits	4,847	4,959	4,651	4,564	4,601
Occupancy and equipment	983	1,134	1,055	1,029	978
Deposit account related expense	557	571	574	547	566
Data processing expense	400	402	403	386	379
Professional fees	155	206	236	221	251
Marketing expense	141	159	172	133	166
FDIC insurance	90	90	90	90	90
Deposit tax	99	99	99	99	105
Communications expense	126	108	121	64	161
Insurance expense	102	104	109	105	91
Postage and delivery	153	156	150	163	145
Merger expenses	691	—	—	—	—
Other	518	709	567	570	450
Non-interest expense	8,862	8,697	8,227	7,971	7,983

Income before income taxes	6,535	7,693	5,259	4,631	4,508
Income tax expense	1,621	1,880	1,223	1,052	1,063
Net income	$4,914	$5,813	$4,036	$3,579	$3,445

Weighted average shares – Basic	7,638,855	7,639,492	7,631,883	7,614,382	7,597,256
Weighted average shares – Diluted	7,638,855	7,639,492	7,631,883	7,614,382	7,597,256

Basic earnings per common share	$0.64	$0.76	$0.53	$0.47	$0.45
Diluted earnings per common share	$0.64	$0.76	$0.53	$0.47	$0.45
Cash dividends declared per common share	$0.05	$0.05	$0.05	$0.05	$0.00

Performance Ratios
Return on average assets	1.33%	1.59%	1.14%	1.03%	0.97%
Return on average equity	15.05	17.83	12.66	11.07	10.51
Yield on average earning assets (tax equivalent)	4.89	4.37	3.95	3.82	3.71
Cost of interest-bearing liabilities	1.44	0.85	0.58	0.53	0.53
Net interest margin (tax equivalent)	3.82	3.73	3.51	3.42	3.32
Efficiency ratio[2]	52.62	57.44	59.02	59.70	61.45
Non-interest expense to average assets	2.41	2.38	2.33	2.30	2.25

LIMESTONE BANCORP, INC. Unaudited Financial Information (in thousands, except share and per share data)

	As of
	12/31/22	9/30/22	6/30/22	3/31/22	12/31/21

Assets
Loans	$1,111,854	$1,127,945	$1,073,815	$1,047,285	$1,001,840
Allowance for loan losses	(13,030)	(13,031)	(12,550)	(12,195)	(11,531)
Net loans	1,098,824	1,114,914	1,061,265	1,035,090	990,309
Securities held to maturity[3]	43,282	43,350	44,205	45,639	46,460
Securities available for sale[3]	180,173	181,292	193,022	204,071	214,213
Federal funds sold & interest-bearing deposits	37,476	50,940	18,244	22,040	67,110
Cash and due from financial institutions	7,159	6,430	7,742	10,009	10,493
Premises and equipment	22,103	22,503	22,747	23,043	21,575
Premises held for sale	—	—	—	—	310
Bank owned life insurance	31,132	31,032	30,888	30,643	23,946
FHLB Stock	5,176	5,176	5,116	5,116	5,116
Deferred taxes, net	21,283	23,002	23,343	22,648	21,583
Goodwill	6,252	6,252	6,252	6,252	6,252
Intangible assets	1,733	1,797	1,861	1,925	1,989
Accrued interest receivable and other assets	7,862	7,007	6,383	6,230	6,336
Total Assets	$1,462,455	$1,493,695	$1,421,068	$1,412,706	$1,415,692

Liabilities and Equity
Certificates of deposit	$290,161	$273,780	$256,141	$260,064	$266,011
Interest checking	314,082	286,867	269,240	274,054	287,208
Money market	179,035	215,450	209,183	216,845	217,943
Savings	148,552	154,545	163,573	166,135	163,423
Total interest-bearing deposits	931,830	930,642	898,137	917,098	934,585
Demand deposits	268,954	287,938	269,425	281,533	274,083
Total deposits	1,200,784	1,218,580	1,167,562	1,198,631	1,208,668
FHLB advances	70,000	90,000	70,000	30,000	20,000
Junior subordinated debentures	21,000	21,000	21,000	21,000	21,000
Subordinated capital note	25,000	25,000	25,000	25,000	25,000
Accrued interest payable and other liabilities	11,813	10,744	10,888	9,855	10,065
Total liabilities	1,328,597	1,365,324	1,294,450	1,284,486	1,284,733

Total stockholders’ equity	133,858	128,371	126,618	128,220	130,959
Total Liabilities and Stockholders’ Equity	$1,462,455	$1,493,695	$1,421,068	$1,412,706	$1,415,692

Ending shares outstanding	7,638,633	7,639,033	7,640,680	7,622,157	7,594,749
Book value per common share	$17.52	$16.80	$16.57	$16.82	$17.24
Tangible book value per common share[4]	16.48	15.75	15.51	15.75	16.16

LIMESTONE BANCORP, INC. Unaudited Financial Information (in thousands, except share and per share data)
	As of
	12/31/22	9/30/22	6/30/22	3/31/22	12/31/21
Average Balance Sheet Data
Assets	$1,461,199	$1,451,647	$1,417,087	$1,407,030	$1,405,219
Loans	1,110,078	1,096,478	1,053,057	1,028,546	955,516
Earning assets	1,395,860	1,378,771	1,339,555	1,326,234	1,322,821
Deposits	1,204,804	1,203,098	1,184,426	1,199,174	1,199,334
Long-term debt and advances	114,586	108,229	93,968	67,667	66,000
Interest bearing liabilities	1,037,991	1,029,131	1,000,367	996,710	982,132
Stockholders’ equity	129,560	129,346	127,827	131,097	129,998

Asset Quality Data
Nonaccrual loans	$856	$1,054	$3,007	$3,447	$3,124
Troubled debt restructurings on accrual	133	146	150	333	340
Loan 90 days or more past due still on accrual	—	—	—	—	—
Total non-performing loans	989	1,200	3,157	3,780	3,464
Real estate acquired through foreclosures	—	—	—	—	—
Other repossessed assets	—	—	—	—	—
Total non-performing assets	$989	$1,200	$3,157	$3,780	$3,464

Non-performing loans to total loans	0.09%	0.11%	0.29%	0.36%	0.35%
Non-performing assets to total assets	0.07	0.08	0.22	0.27	0.24
Allowance for loan losses to non-performing loans	1,317.49	1,085.92	397.53	322.62	332.88

Allowance for loan losses to total loans	1.17%	1.16%	1.17%	1.16%	1.15%

Loan Charge-off Data
Loans charged off	$(158)	$(86)	$(367)	$(227)	$(2,246)
Recoveries	27	1,817	272	141	304
Net (charge-offs) recoveries	$(131)	$1,731	$(95)	$(86)	$(1,942)

Loans by Risk Category[5]
Pass	$1,089,330	$1,116,009	$1,052,624	$1,023,039	$977,962
Watch	15,189	3,177	6,426	8,567	7,856
Special Mention	—	—	—	—	—
Substandard	7,335	8,759	14,765	15,679	16,022
Doubtful	—	—	—	—	—
Total	$1,111,854	$1,127,945	$1,073,815	$1,047,285	$1,001,840

Loans by Past Due Status
Past due loans:
30 – 59 days	$1,919	$300	$600	$1,108	$556
60 – 89 days	268	57	209	89	210
90 days or more	—	—	—	—	—
Nonaccrual loans	856	1,054	3,007	3,447	3,124
Total past due and nonaccrual loans	$3,043	$1,411	$3,816	$4,644	$3,890

LIMESTONE BANCORP, INC. Unaudited Financial Information (in thousands, except share and per share data)
	As of
	12/31/22	9/30/22	6/30/22	3/31/22	12/31/21
Risk-based Capital Ratios - Company
Tier I leverage ratio	10.44%	10.04%	9.68%	9.38%	9.14%
Common equity Tier I risk-based capital ratio	10.14	9.46	9.16	8.93	9.00
Tier I risk-based capital ratio	11.71	10.89	10.49	10.19	10.38
Total risk-based capital ratio	14.63	13.75	13.39	13.12	13.41

Risk-based Capital Ratios – Limestone Bank
Tier I leverage ratio	11.59%	11.56%	11.39%	11.20%	10.84%
Common equity Tier I risk-based capital ratio	13.01	12.55	12.38	12.21	12.35
Tier I risk-based capital ratio	13.01	12.55	12.38	12.21	12.35
Total risk-based capital ratio	14.01	13.53	13.35	13.17	13.31

FTE employees, end of period	222	226	225	222	227

Footnotes:

(1) Pretax, pre-provision income (PTPI) is a non-GAAP financial measure calculated by adjusting pretax income or income before income taxes to add back provision for loan losses. Management believes that PTPI is a useful financial measure as it enables the assessment of the Company’s ability to generate earnings to cover credit losses through a credit cycle and provides an additional basis for comparing results of operations between periods by isolating the impact of provision for loan losses, which can vary significantly between periods.

	Three Months Ended
	12/31/22	9/30/22	6/30/22	3/31/22	12/31/21
Pretax, Pre-Provision Income	(in thousands)

Income before income taxes	$6,535	$7,693	$5,259	$4,631	$4,508
Provision for credit losses	130	(1,250)	450	750	500
Pretax, pre-provision income	6,665	6,443	5,709	5,381	5,008
	Twelve Months Ended
	12/31/22	12/31/21
	(in thousands)
Pretax, Pre-Provision Income
Income before income taxes	$24,118	$19,540
Provision for credit losses	80	1,150
Pretax, pre-provision income	24,198	20,690

(2) The efficiency ratio is a non-GAAP measure of expense control relative to revenue from net interest income and fee income. The efficiency ratio is calculated by dividing total non-interest expenses as determined under GAAP by net interest income and total non-interest income, but excluding from the calculation net gains on the sale of securities and expenses disclosed from time to time as non-recurring in nature. Management believes this provides a reasonable measure of primary banking expenses relative to primary banking revenue.

	Three Months Ended
	12/31/22	9/30/22	6/30/22	3/31/22	12/31/21
Efficiency Ratio	(in thousands)

Net interest income	$13,372	$12,912	$11,680	$11,114	$11,007
Non-interest income	2,155	2,228	2,256	2,238	1,984
Less: Net gain (loss) on securities	—	—	(3)	—	—
Revenue used for efficiency ratio	15,527	15,140	13,939	13,352	12,991
Non-interest expense	8,862	8,697	8,227	7,971	7,983
Less: Merger expenses	691	—	—	—	—
Expenses used for efficiency ratio	8,171	8,697	8,227	7,971	7,983

Efficiency ratio	52.62%	57.44%	59.02%	59.70%	61.45%
	Twelve Months Ended
	12/31/22	12/31/21
	(in thousands)
Efficiency Ratio

Net interest income	$49,078	$44,222
Non-interest income	8,877	8,439
Less: Net gain (loss) on securities	(3)	460
Revenue used for efficiency ratio	57,958	52,201
Non-interest expense	33,757	31,971
Less: Merger expenses	691	—
Expenses used for efficiency ratio	33,066	31,971

Efficiency ratio	57.05%	61.25%

(3) Investment Securities – The following table sets forth the amortized cost and fair value of our securities portfolio at the dates indicated.

	December 31, 2022				September 30, 2022
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
	(dollars in thousands)
Securities available for sale
U.S. Government and federal agencies	$24,541	$—	$(2,784)	$21,757	$24,810	$—	$(2,864)	$21,946
Agency mortgage-backed residential	80,283	9	(10,387)	69,905	82,193	16	(11,777)	70,432
Collateralized loan obligations	48,202	—	(2,161)	46,041	48,209	—	(2,221)	45,988
Corporate bonds	45,512	—	(3,042)	42,470	45,493	9	(2,576)	42,926
Total available for sale	$198,538	$9	$(18,374)	$180,173	$200,705	$25	$(19,438)	$181,292

	Amortized Cost	Gross Unrecognized Gains	Gross Unrecognized Losses	Fair Value	Amortized Cost	Gross Unrecognized Gains	Gross Unrecognized Losses	Fair Value
	(dollars in thousands)
Securities held to maturity
State and municipal	$43,282	$—	$(8,386)	$34,896	$43,350	$—	$(9,582)	$33,768
Total held to maturity	$43,282	$—	$(8,386)	$34,896	$43,350	$—	$(9,582)	$33,768

(4) Tangible book value per common share is a non-GAAP financial measure derived from GAAP based amounts. Tangible book value per common share is calculated by excluding the balance of goodwill and other intangible assets from common stockholders’ equity. Tangible book value per common share is calculated by dividing tangible common equity by common shares outstanding, as compared to book value per common share, which is calculated by dividing common stockholders’ equity by common shares outstanding. Management believes this is consistent with bank regulatory agency treatment, which excludes goodwill and other intangible assets from the calculation of risk-based capital.

	As of
	12/31/22	9/30/22	6/30/22	3/31/22	12/31/21
Tangible Book Value Per Share	(in thousands, except share and per share data)

Common stockholders’ equity	$133,858	$128,371	$126,618	$128,220	$130,959
Less: Goodwill	6,252	6,252	6,252	6,252	6,252
Less: Intangible assets	1,733	1,797	1,861	1,925	1,989
Tangible common equity	125,873	120,322	118,505	120,043	122,718

Shares outstanding	7,638,633	7,639,033	7,640,680	7,622,157	7,594,749
Tangible book value per common share	$16.48	$15.75	$15.51	$15.75	$16.16
Book value per common share	17.52	16.80	16.57	16.82	17.24

(5) Loans by Risk Category reflect management’s risk ratings based on categories aligned with the bank regulatory definitions.

Contacts

John T. Taylor
Chief Executive Officer
(502) 499-4800